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                                                                       EXHIBIT B

                            STOCK PURCHASE AGREEMENT

        STOCK PURCHASE AGREEMENT, dated as of December 1, 1999, between Kaiser Aerospace & Electronics Corporation, a Nevada corporation (the "Seller"), and Foster City LLC, a California limited liability company (the "Purchaser").

                              W I T N E S S E T H:

        WHEREAS, the Seller owns 5,600,000 shares of common stock, $.01 par value per share (the "Common Stock"), of Intevac, Inc., a California corporation (the "Company"); and

        WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, such shares of the Common Stock (such shares to be sold pursuant to this Agreement being individually, a "Share" and, collectively, the "Shares"), upon the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

        SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

        "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

        "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

        "Business" has the meaning specified in Section 5.01.

        "Closing" has the meaning specified in Section 2.03(a).

        "Closing Date" has the meaning specified in Section 2.03(a).

        "Common Stock" has the meaning specified in the recitals to this Agreement.

        "Control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of

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securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

        "Encumbrance" means any security interest, pledge, mortgage, lien, charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, other than such restrictions and encumbrances as are contained in the Company Articles of Incorporation and restrictions imposed by the federal securities laws and applicable state securities laws.

        "Governmental Authority" means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

        "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

        "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order requirement or rule of common law.

        "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

        "Purchase Price" has the meaning specified in Section 2.02.


                                   ARTICLE II

                                PURCHASE AND SALE

        SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, 5,600,000 Shares.

        SECTION 2.02. Purchase Price. The purchase price shall be an amount per Share equal to (x) the average (rounded to the nearest whole cent per Share) of the high and low sales prices of a Share as quoted on the National Association of Securities Dealers National Market System for the fifteen (15) trading days preceding December 1, 1999, minus (y) a discount equal to thirty percent (30%) of the average price of a share as determined under (x) (the "Purchase Price"), payable as provided in Section 2.03(b).

        SECTION 2.03. Closing.

               (a) Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California as promptly as practicable after the date hereof on such date and at such time as the Seller and the Purchaser may mutually agree upon in writing.

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               (b) At the Closing, (i) the Seller shall deliver or cause to be delivered to the Purchaser (A) stock certificates evidencing the Shares duly executed in blank in form satisfactory to the Purchaser and (B) a signed counterpart of the Pledge Agreement attached hereto as Exhibit B (the "Pledge Agreement") and (ii) the Purchaser shall deliver to the Seller (A) a promissory note in the principal amount of the aggregate Purchase Price as determined under
Section 2.02 hereof and in the form attached hereto as Exhibit A and (B) a signed counterpart of the Pledge Agreement.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

        As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows:

        SECTION 3.01. Authority to Execute and Perform the Agreement. The Seller has all requisite right, power and authority and full legal capacity to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and (assuming due authorization, execution and delivery by the Purchaser) constitutes a valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

        SECTION 3.02. Ownership of Shares. The Seller has good and marketable title to, and is the record and beneficial owner of, the Shares, free and clear of all Encumbrances. Upon delivery of the Shares by the Seller to the Purchaser at the Closing and payment of the Purchase Price for the Shares, as herein provided, the Purchaser will receive good and marketable title to the Shares, free and clear of all Encumbrances.

        SECTION 3.03. No Conflict. Except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by the Seller do not and will not (a) conflict with or violate any Law or Governmental Order applicable to the Seller, (b) conflict with or violate any declaration of trust or other instrument or agreement establishing or otherwise governing the Seller or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on the Shares pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Seller is a party or by which the Shares are bound or affected or which would have a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement.

        SECTION 3.04. Absence of Litigation. There are no Actions by or against the Seller pending before any Governmental Authority (or, to the best knowledge of the Seller after due inquiry, threatened to be brought by or before any Governmental Authority) relating to or affecting



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the Shares or which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. The Seller is not subject to any Governmental Order (nor, to the best knowledge of the Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) relating to or affecting the Shares or which would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

        SECTION 3.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

        SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming valid execution and delivery by the Seller) constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms.

        SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the Operating Agreement of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected which would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

        SECTION 4.03. Absence of Litigation. There are no Actions by or against the Purchaser pending before any Governmental Authority (or, to the best knowledge of the Purchaser, threatened to be brought by or before any Governmental Authority) which would affect the legality, validity or



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enforceability of this Agreement or the consummation of the transactions contemplated hereby. The Purchaser is not subject to any Governmental Order (nor, to the best knowledge of the Purchaser after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

        SECTION 4.04. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

        SECTION 4.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

        SECTION 5.01. Investigation. The Purchaser acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company, the business of the Company as it is currently being conducted (the "Business") and the Shares, including, without limitation, the value thereof, (ii) has been furnished with or given adequate access to such information as it has requested about the Company, the Business and the Shares and (iii) except as provided in this Agreement, will not assert any claim against the Seller, the Company or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, investment bankers or representatives, or hold the Seller, the Company or any such Persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished by the Seller, the Company or such Persons concerning the Company, the Business or the Shares.

        SECTION 5.02. Further Action. Each of the parties hereto shall use all reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.


                                   ARTICLE VI

                              CONDITIONS TO CLOSING

        SECTION 6.01. Condition to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions: (a) the representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date; (b) the covenants and agreements contained in this Agreement to be


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complied with by the Purchaser at or prior to the Closing shall have been complied with in all material respects; and (c) Seller shall have received a certificate from the Purchaser as to the accuracy of (a) and (b).

        SECTION 6.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions: (a) the representations and warranties of the Seller contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date; (b) the covenants and agreements contained in this Agreement to be complied with by the Seller at or prior to the Closing shall have been complied with in all material respects; and
(c) the Purchaser shall have received a certificate signed by the Seller to such effect.


                                   ARTICLE VII

                             TERMINATION AND WAIVER

        SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Closing:

               (a) by the mutual written consent of the Purchaser and the Seller;

               (b) by either the Purchaser or the Seller if the Closing shall not have occurred by December 31, 1999; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

               (c) by either the Purchaser or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

               (d) by the Purchaser if, between the date hereof and the time scheduled for the Closing, the Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Seller seeking to adjudicate it bankrupt or insolvent, or seeking arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

        SECTION 7.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party from liability for any breach of this Agreement.


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        SECTION 7.03. Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

        SECTION 8.01. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in Articles III and IV shall survive the Closing until the second anniversary thereof.

        SECTION 8.02. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

        SECTION 8.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or sent if delivered personally or by courier, mailed by registered or certified mail (postage prepaid, return receipt requested) or sent by telecopy to the respective parties at the following addresses or telecopier numbers (or at such other address or telecopier number for a party as shall be specified in a notice given in accordance with this Section 8.03):

               (a)    if to the Seller:

                      Kaiser Aerospace & Electronics Corporation
                      950 Tower Lane - Suite 800
                      Foster City, CA  94404
                      Attention:  Chairman
                      Telephone:  (650) 349-7400
                      Telecopier:  (650) 349-8234

               (b)    if to the Purchaser:

                      Foster City LLC
                      244 Wall Street, No. 2
                      Vail, CO  81657
                      Attention:  Dr. H.J. Smead
                      Telephone:  (970) 479-9433



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                      Telecopier:  (970) 476-3820


        SECTION 8.04. Public Announcements. No party to this Agreement shall make, or cause to be made, any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties.

        SECTION 8.05. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        SECTION 8.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        SECTION 8.07. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the Seller and the Purchaser with respect to the subject matter hereof.

        SECTION 8.08. Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser); provided, however, that the Purchaser may assign this Agreement to an Affiliate of the Purchaser without the consent of the Seller.

        SECTION 8.09. No Third Party Beneficiaries. Except for Article V, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, except for Article V, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        SECTION 8.10. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 7.03.

        SECTION 8.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, applicable to contracts executed in and to be performed entirely within that state.



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        SECTION 8.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        SECTION 8.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.


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        IN WITNESS WHEREOF, the Seller has executed this Agreement in his or her individual capacity and the general partner of the Purchaser has caused this Agreement to be executed by its officer thereunto duly authorized as of the date first written above.



                                 KAISER AEROSPACE & ELECTRONICS CORPORATION



                                 By /s/ JOHN CHAPIN
                                   ---------------------------------------------
                                     Name: John Chapin
                                          --------------------------------------
                                     Title:
                                           -------------------------------------



                                 FOSTER CITY LLC



                                 By /s/ H.J. SMEAD
                                   ---------------------------------------------
                                     Name: H.J. Smead
                                          --------------------------------------
                                     Title:
                                           -------------------------------------